Exhibit 99.1

PRESS RELEASE

For Immediate Release

Bank of the Carolinas Corporation Reports Third Quarter Earnings

MOCKSVILLE, NORTH CAROLINA, October 25, 2006 — Bank of the Carolinas Corporation (Nasdaq Capital Market: BCAR), today reported financial results for the three months and nine months ended September 30, 2006.

For the three month period ended September 30, 2006, the Company reported net income of $1,148,000, an increase of 80.2% when compared to $637,000 in the third quarter of 2005. Diluted earnings per share increased to $.29 for the third quarter, an 81.3% increase when compared to $.16 per diluted share for the same period in 2005.

For the nine months ended September 30, 2006, the Company reported net income of $2,793,000, an increase of 70.4% when compared to $1,639,000 in the nine month period of 2005. Diluted earnings per share increased to $.70 for the nine month period, a 70.7% increase when compared to $.41 per diluted share for the same period in 2005.

During the third quarter of 2006, the Company consummated the sale of its branch location in Carthage, NC to First Bancorp, in a deal previously announced in April 2006. Excluding a one time gain on that sale, net income for the quarter would have decreased over the comparable period for 2005. Factors that negatively affected earnings for the third quarter included an increased loan loss provision, losses on repossessed real estate, expenses related to the formation of a holding company, and increased marketing expenses related to a branding campaign that culminated in the third quarter.

Total assets at September 30, 2006 amounted to $431.4 million, an increase of 16.5% when compared to the September 30, 2005 amount of $370.3 million. Net loans increased 14.2% over the prior year to $334.8 million while deposits grew to $364.1 million, a 19.6% increase over the prior year. The allowance for loan losses was 1.12% of total loans as of September 30, 2006 and net year to date charge-offs were 0.20% of average loans outstanding.

Bank of the Carolinas Corporation is the holding company for Bank of the Carolinas, a state chartered bank headquartered in Mocksville, NC with offices in Advance, Asheboro, Cleveland, Harrisburg, King, Landis, and Lexington. Common stock of the company is traded on the NASDAQ Capital Market under the symbol BCAR.

This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. Bank of the Carolinas undertakes no obligation to revise these statements following the date of this press release.

For further information contact:

Eric E. Rhodes

Chief Financial Officer

Bank of the Carolinas

(336) 751-5755

Bank of the Carolinas Corporation

Consolidated Balance Sheets

(In Thousands—Unaudited)

	September 30,
	2006	2005
Assets
Cash and Due from Banks	$4,820	$4,132
Interest-Bearing Deposits in Banks	4,679	3,681
Federal Funds Sold	5,554	18
Securities Available for Sale	56,277	46,682

Loans	338,651	296,390
Less, Allowance for Loan Losses	(3,802)	(3,103)

Total Loans, Net	334,849	293,287
Properties and Equipment	11,062	10,074
Other Assets	14,181	12,394

Total Assets	$431,422	$370,268

Liabilities

Non-interest Bearing Demand Deposits	$25,969	$26,569
Interest Bearing Demand Deposits	62,432	49,953
Savings Deposits	9,864	12,008
Time Deposits	265,859	215,918

Total Deposits	364,124	304,448

Borrowings	27,500	30,400
Other Liabilities	2,873	1,204

Total Liabilities	394,497	336,052

Shareholders’ Equity
Common Stock, Par Value $5 Per Share:
Authorized 15,000,000 Shares; Issued 3,825,192 Shares in 2006 and 3,168,047 Shares in 2005	19,126	15,840
Additional Paid-In Capital	11,431	14,548
Retained Earnings	6,803	4,080
Accumulated Other Comprehensive Loss	(435)	(252)

Total Shareholders’ Equity	36,925	34,216

Total Liabilities and Shareholders’ Equity	$431,422	$370,268

Bank of the Carolinas Corporation

Consolidated Statements of Income

(In Thousands, Except Share and Per Share Data)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2006	2005	2006	2005
Interest Income
Interest and Fees on Loans	$7,044	$5,043	$19,407	$13,318
Interest on Securities	577	397	1,598	1,064
Fed Funds Sold	124	68	293	95
Deposits in Other Banks	8	1	14	13

Total Interest Income	7,753	5,509	21,312	14,490

Interest Expense
Deposits	3,629	2,089	9,276	5,041
Borrowed Funds	311	251	978	687

Total Interest Expense	3,940	2,340	10,254	5,728

Net Interest Income	3,813	3,169	11,058	8,762
Provision for Loan Losses	678	322	975	848

Net Interest Income After Provision for
Loan Losses	3,135	2,847	10,083	7,914

Other Income
Customer Service Fees	247	216	713	608
Mortgage Loan Broker Fees	54	46	135	136
Increase in CSV of Life Insurance	51	50	151	152
Gain on sale of branch	1,755	—	1,755	—
Other Income	98	23	176	67

Total Other Income	2,205	335	2,930	963

Noninterest Expense
Salaries and Benefits	1,773	1,227	4,590	3,513
Occupancy and Equipment	357	311	1,029	909
Other Noninterest Expense	1,414	680	3,042	1,969

Total Noninterest Expense	3,544	2,218	8,661	6,391

Income Before Income Taxes	1,796	964	4,352	2,486
Income Taxes	648	327	1,559	847

Net Income	$1,148	$637	$2,793	$1,639

Earnings Per Share (1)
Basic	$0.30	$0.17	$0.73	$0.43
Diluted	$0.29	$0.16	$0.70	$0.41
Weighted Average Shares Outstanding (1)
Basic	3,825,192	3,801,656	3,825,192	3,795,329
Diluted	3,963,896	3,976,418	3,964,123	3,962,144

(1)	Share and per share data reflect a 6-for-5 stock split effected October 28, 2005.

Bank of the Carolinas Corporation

Performance Ratios

	Nine Months Ended Sept. 30,
	2006	2005	Change*
Financial Ratios
Return On Average Assets	0.92%	0.67%	25	BP
Return On Average Shareholders’ Equity	10.41%	6.49%	392
Net Interest Margin	3.87%	3.85%	2

Asset Quality Ratios
Net-chargeoffs to Average Loans	0.20%	0.10%	10	BP
Nonperforming Loans To Total Loans	0.78%	0.99%	(21)
Nonperforming Assets To Total Assets	0.87%	0.90%	(3)
Allowance For Loan Losses To Total Loans	1.12%	1.05%	7

*	BP denotes basis points.